Exhibit 99.1

Contact:	Shelly Rubin
Chief Financial Officer
LNR Property Corporation
(305) 695-5440

LNR PROPERTY CORPORATION REPORTS

RECORD QUARTERLY RESULTS

HIGHLIGHTS

•	Earnings per share up 87% to $1.57 – a new all-time high

•	$291 million in proceeds from asset sales and $63 million in gains

•	New investments and pipeline of $1.0 billion

•	$1.8 billion of current liquidity available

•	Full year EPS goals raised to range of $3.70 to $3.90

MIAMI BEACH, June 23, 2004 - LNR Property Corporation (NYSE: LNR), one of the nation’s leading real estate investment, finance and management companies, today reported net earnings for its second quarter ended May 31, 2004 of $47.5 million, or $1.57 per share diluted, compared to net earnings of $24.8 million, or $0.84 per share diluted, for the same quarter in 2003. For the six months ended May 31, 2004, net earnings were $76.0 million, or $2.51 per share diluted, compared to net earnings of $59.6 million, or $1.90 per share diluted, for the same period in 2003.

Mr. Jeffrey P. Krasnoff, President and Chief Executive Officer of LNR, stated, “Our record results this quarter again demonstrate how well our unique franchise adds and then realizes value through all phases of the real estate cycle. During the past three months we continued to take advantage of the extremely strong demand for our valuable income producing assets, bringing in almost $300 million of cash proceeds from sales and recognizing over $60 million in gains. A number of these sales were planned for later in the year, but with such unprecedented demand, we were able to close them in the current quarter and realize the value we added earlier.”

Mr. Krasnoff continued, “Consistent with our strategic plan, we continue to recycle the proceeds from our asset sales back into the Company, further fortifying our balance sheet. We also continue to identify and add investments where we can utilize our franchise to create new value, and have approximately $1.0 billion of assets closed or in the pipeline so far this year. Our extensive portfolio, unique real estate skills and reach into markets throughout the U.S. and in Europe continue to give us access to many excellent investment and value creation opportunities. In addition, others continue to seek us out for our intensive due diligence process, hands-on management and loan workout capabilities. These competitive advantages, along with our strong balance sheet and liquidity, have positioned us extremely well to take advantage of new value-add opportunities as we move forward.”

Mr. Krasnoff concluded, “Taking into account the sales we have completed so far this year, including those that we closed earlier than planned, and our investments that we either have in place or in the pipeline for the rest of the year, we are increasing our internal 2004 earnings per share goal to $3.70 - $3.90 per share.”

RESULTS OF OPERATIONS

(In thousands, except per share amounts and percentages)

	Three Months Ended May 31,		Six Months Ended May 31,
	2004	2003	2004	2003
Total revenues and other operating income(1)	$154,063	108,463	273,939	230,993

Segment earnings before income taxes(1) :
Real estate properties	$66,438	30,478	92,220	67,549
Real estate loans	13,917	9,464	25,869	20,990
Real estate securities	30,762	31,126	76,274	67,098
Corporate and interest	(37,453)	(34,693)	(76,493)	(65,319)

Total earnings before income taxes(1)	73,664	36,375	117,870	90,318

Income taxes(1)	26,151	11,558	41,844	30,708

Net earnings	$47,513	24,817	76,026	59,610

Earnings from continuing operations	$38,282	11,704	53,129	41,179
Earnings from discontinued operations	9,231	13,113	22,897	18,431

Net earnings	$47,513	24,817	76,026	59,610

Weighted average shares outstanding:
Basic	28,732	28,403	28,625	30,181
Diluted	30,356	29,705	30,332	31,302

Net earnings per share(4) :
Basic	$1.65	0.87	2.66	1.98
Diluted	$1.57	0.84	2.51	1.90

Recurring income(1) (2)	$79,952	72,925	153,414	152,945
EBITDA(1) (3)	$111,663	72,224	194,736	158,377

2004 change from prior year:
Total revenues and other operating income(1)	42%		19%
Recurring income(1) (2)	10%		0%
EBITDA(1) (3)	55%		23%
Net earnings per share - basic(4)	90%		34%
Net earnings per share - diluted(4)	87%		32%

(1)	Includes amounts reported in discontinued operations as a result of the application of Statement of Financial Accounting Standards No. 144. See “Supplemental Disclosures” table.
(2)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated entities. See “Supplemental Disclosures” table.
(3)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt. See “Supplemental Disclosures” table.
(4)	Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year-to-date period.

SECOND QUARTER PERFORMANCE

As required, the Company follows Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Under SFAS No. 144, any time the Company sells, or determines to sell, a rental real estate property, it is required to reclassify the revenues and expenses of that property, including the profit or loss on the sale of that property, both with regard to the current period and with regard to the past, as discontinued operations. Primarily because of this, 19% of the Company’s net earnings during the second quarter and 30% of the Company’s earnings during the first six months of the fiscal year, are characterized as earnings from discontinued operations. However, because the Company, as a real estate operating company, is regularly engaged in the business of acquiring and developing properties for the purpose of improving them and selling them at a profit, the Company’s management considers earnings from properties the Company sells, or holds for sale, as an important part of its ongoing operations.

The Company believes that in order for its investors to better understand its business and its operating performance, financial information which combines the results from both continuing operations and operations classified as discontinued, because of the application of SFAS No. 144, should be provided. Accordingly, the following discussion and analysis of the Company’s second quarter and six-month performance is presented on a combined basis. Condensed financial statements under SFAS No. 144 appear immediately following the discussion and analysis, and a full reconciliation of the condensed financial statements to the combined amounts that appear in the discussion and analysis can be found in the “Supplemental Disclosures” tables.

Total revenues and other operating income increased by $45.6 million, or 42%, this quarter, compared with last year’s second quarter. Total revenues and other operating income increased primarily as a result of higher gains on sales of assets, including sales within unconsolidated entities, higher management and servicing fee income from increased activity in the Company’s specially serviced portfolio, an increase in rental income primarily due to the acquisition of a portfolio of income producing properties in the first quarter of 2004, and an increase in interest income primarily due to a higher average level of loan investments.

Real Estate Properties

Earnings before income taxes from real estate property activities were $66.4 million for the quarter ended May 31, 2004, compared to $30.5 million for the same period in 2003. This increase was primarily due to $39.5 million of higher gains on sales of real estate property assets, including sales of property assets within unconsolidated entities.

LNR’s domestic real estate portfolio, including properties held in unconsolidated entities, at quarter-end included approximately 7.9 million square feet of office, retail, industrial and warehouse space, 0.6 million square feet of ground leases, 1,900 hotel rooms, and 10,100 apartments (9,200 in affordable housing communities), either completed, under development or under management. This compares with approximately 6.3 million square feet of office, retail, industrial and warehouse space, 0.5 million square feet of ground leases, 2,100 hotel rooms, and 11,200 apartments (9,700 in affordable housing communities), either completed, under development or under management twelve months earlier. At May 31, 2004, LNR’s consolidated operating property portfolio, excluding $281.7 million of market-rate commercial properties undergoing development or repositioning, $126.5 million relating to the affordable housing business, and $97.3 million of hotels, was yielding approximately 13% on net book cost.

Real Estate Loans

LNR’s real estate loan business consists of lending in unique high-yielding situations. Earnings before income taxes from real estate loans were $13.9 million for the quarter ended May 31, 2004, compared to $9.5 million for the same period in 2003. This increase was primarily due to higher interest income.

Interest income from real estate loans increased 33% to $14.0 million for the quarter ended May 31, 2004, from $10.5 million for the same period in 2003. This increase was primarily due to a higher average level of loan investments during the 2004 period.

During the second quarter, the Company did not fund any new B-note investments and received $28.0 million from the payment in full of two B-note investments. Subsequent to the end of the second quarter, the Company committed to fund two additional B-note investments for $55.0 million. Assuming these loans are funded, investments under the Company’s B-note program will have a face value of approximately $547.8 million, a 26% increase over May 31, 2003.

Real Estate Securities

Earnings before income taxes from real estate securities were $30.8 million for the quarter ended May 31, 2004, compared to $31.1 million for the same period in 2003. Lower equity in earnings of unconsolidated entities, higher operating expenses and slightly lower interest income were mostly offset by higher management and servicing fee income.

Equity in earnings of unconsolidated partnerships decreased by $3.0 million for the quarter ended May 31, 2004, compared to the same period in 2003. The decline in earnings was primarily due to reduced income from the Madison Square joint venture (“Madison”) because of lower interest income resulting from the timing and amount of expected principal collections related to short-term floating-rate securities owned by the venture and higher interest expense due to a refinancing within the venture.

Madison refinanced its debt this quarter through a resecuritization of most of its CMBS portfolio (the “CDO”). Approximately $1.1 billion face amount of non-investment grade CMBS was resecuritized into various classes of non-recourse bonds comprised of $524 million face amount of investment grade rated notes, $120 million face amount of non-investment grade rated notes, and $412 million of unrated notes. The investment grade notes were sold to one of the partners, generating sufficient proceeds to repay the existing debt. The non-investment grade notes were distributed pro rata to the Madison partners, and Madison retained the unrated notes. The CDO, which effectively match-term finances the partnership assets with its liabilities, is being accounted for as a financing. At the end of the second quarter, the Company’s investment in Madison was $42.7 million. Since inception, the Company has received $179.6 million in cash distributions and fees from Madison on an original investment of $90.1 million.

Interest income decreased slightly to $29.4 million for the quarter ended May 31, 2004, from $30.3 million for the same period in 2003. The decrease resulted from a lower average level of CMBS investments during the 2004 period and a higher level of write-downs on certain bonds due to cash flow projections where the Company utilized the highest level of loss severity among possible outcomes, offset by the collection of purchase discounts due to the early payoff of several seasoned investments during the quarter.

The Company’s annualized cash yield on its fixed-rate CMBS portfolio was approximately 16% at the end of the 2004 period. The cash yield on the unrated portion of this portfolio was approximately 31% at the end of the 2004 period.

Operating expenses increased by $1.2 million for the quarter ended May 31, 2004, compared to the same period in the prior year, primarily due to increases in personnel and out-of-pocket expenses directly related to the growth of the Company’s CMBS portfolio and increased special servicing activity.

Management and servicing fee income increased to $12.9 million for the quarter ended May 31, 2004, compared to $7.8 million for the same period in 2003, primarily due to the growth of the Company’s special servicing activity.

During the quarter ended May 31, 2004, the Company acquired $155.0 million face amount of non-investment grade fixed-rate CMBS for $78.9 million in nine separate CMBS transactions. Subsequent to the end of the quarter, the Company purchased or committed to purchase securities in six additional CMBS transactions. In these transactions, the Company has acquired or expects to acquire approximately $191.8 million face amount of non-investment grade CMBS for approximately $97.8 million.

Assuming these transactions close as anticipated, the total face amount of the Company’s direct non-investment grade CMBS investments will be approximately $2.6 billion with an amortized cost of approximately $962 million. The rated portion of this portfolio will be approximately $1.2 billion of face value with an amortized cost of approximately $729 million. The unrated portion of this portfolio will be approximately $1.4 billion of face value with an amortized cost of approximately $233 million.

With these new transactions, the Company will have an investment in or be the special servicer for which it earns fees for 141 CMBS pools with an aggregate original face amount of approximately $134 billion, compared to 111 pools with an aggregate original face amount of $93 billion at May 31, 2003.

SIX-MONTH PERFORMANCE

Real Estate Properties

For the six-month period ended May 31, 2004, real estate property earnings before income taxes increased to $92.2 million, from $67.5 million for the same period in 2003, primarily due to $30.0 million of higher gains on sales of real estate property assets, including sales of property assets within unconsolidated entities, partially offset by lower net rents (rental income less costs of rental operations), including net rents categorized as earnings from discontinued operations.

Net rents decreased to $24.7 million for the six-month period ended May 31, 2004, from $30.2 million for the same period in 2003. This decrease in net rents was primarily due to a smaller stabilized property portfolio for most of the first quarter of 2004 due to sales of stabilized properties throughout 2003, as well as the loss of a tenant in the third quarter of 2003 that had leased 100% of one of the Company’s office buildings and which made a $24 million payment last year to cancel its lease. These decreases were partially offset by net rents from the portfolio of income producing properties acquired from The Newhall Land and Farming Company (“Newhall”) late in the first quarter of 2004.

Real Estate Loans

For the six-month period ended May 31, 2004, real estate loan earnings before income taxes increased to $25.9 million, from $21.0 million for the same period in 2003, primarily due to higher interest income.

Interest income increased to $26.9 million for the six-month period ended May 31, 2004, from $22.2 million for the same period in 2003. This increase was primarily due to a higher average level of loan investments, partially offset by income in the first quarter of 2003 realized from the payoff of several loan investments that had been acquired at discounts.

Real Estate Securities

For the six-month period ended May 31, 2004, real estate securities earnings before income taxes increased to $76.3 million, from $67.1 million for the same period in 2003, primarily due to higher gains on sales of securities and higher management and servicing fee income, partially offset by lower interest income and lower equity in earnings of unconsolidated entities.

Gains on sales of securities were $17.9 million compared to $0.0 million for the same period in 2003, primarily due to a gain recognized in the first quarter of 2004 on a resecuritization transaction. In this transaction, the Company sold $28.7 million face amount of investment grade rated CMBS through the resecuritization of a non-investment grade rated CMBS bond with a face amount of $50.4 million. The $28.7 million face amount of investment grade rated bonds were sold to unrelated third parties for total cash proceeds of $30.3 million, resulting in a pretax gain of $17.3 million. The Company retained the remaining $21.7 million face amount of non-investment grade rated bonds. The amortized cost of the retained interest at May 31, 2004 was $7.5 million.

Management and servicing fee income increased to $21.4 million for the six-month period ended May 31, 2004, compared to $16.1 million for the same period in 2003, primarily due to increased activity in the Company’s specially serviced portfolio.

Interest income decreased to $56.0 million for the six-month period ended May 31, 2004, from $62.9 million for the same period in 2003. This decrease was primarily related to a lower average level of CMBS investments during the 2004 period and a higher level of write-downs on certain bonds due to cash flow projections where the Company utilized the highest level of loss severity among possible outcomes, partially offset by the collection of purchase discounts due to the early payoff of several seasoned investments during the second quarter of 2004.

Equity in earnings of unconsolidated partnerships decreased by $3.5 million for the six-month period ended May 31, 2004, compared to the same period in 2003, reflecting a decrease in earnings from Madison, as previously discussed.

FINANCING AND CAPITAL STRUCTURE

At May 31, 2004, the Company had $1.8 billion of available liquidity, which consisted primarily of cash and availability under existing credit facilities. Only 11% of the Company’s debt is scheduled to mature over the next twelve months, assuming extension options are exercised. Most of this debt is expected to be refinanced or paid off as related assets are sold in the coming months.

The Company continues its efforts to maintain a highly match-funded balance sheet. In order to minimize the effects of interest rate risk, the Company seeks to match fixed-rate assets with fixed-rate debt, and floating-rate assets with floating-rate debt. At May 31, 2004, a 100 basis point change in LIBOR would impact the Company’s net earnings by $0.5 million, or $0.02 per share diluted, on an annualized basis. The Company also seeks to fund itself so the maturities of its liabilities closely match the maturities of its assets. At May 31, 2004, the Company’s weighted average debt maturity was 6.6 years, which the Company believes matches well with its expected asset holding periods.

Interest expense increased by 3% for the quarter ended May 31, 2004, compared to the same period in the prior year, primarily due to higher average debt balances. The weighted average interest rate on outstanding debt was 5.7% at May 31, 2004, compared to 5.6% at May 31, 2003.

The Company continues to believe that the assets on its balance sheets are conservatively stated relative to fair values. At May 31, 2004, based on management’s internal analysis, asset fair values exceeded their amortized book cost by approximately $451 million. This includes approximately $363 million of excess value that is not reflected on the balance sheet and relates primarily to the real estate property segment. The remainder represents approximately $88 million of fair value in excess of amortized cost related to the available-for-sale CMBS portfolio, which is reflected on the balance sheet, but most of which has not yet been reflected in earnings. This analysis assumes no value for the servicing rights the Company has in 132 CMBS transactions, nor any value in excess of book value for the Newhall land venture.

At the end of the quarter, the Company was operating at a 1.52:1 net debt to book equity ratio and at a 1.26:1(1) net debt to equity ratio, if book equity is adjusted to reflect the estimated fair value in excess of what is on the balance sheet, assuming no value for the CMBS servicing rights, nor any value in excess of book value for the Newhall land venture.

Some of the statements contained in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. The factors, among others, that could cause actual results to differ materially from those anticipated by the forward-looking statements in this press release include, but are not limited to (i) changes in demand for commercial real estate nationally and internationally, in areas in which the Company owns properties, or in areas (including areas outside the United States) in which properties securing mortgages directly or indirectly owned by the Company are located, (ii) changes in international, national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, (iii) the cyclical nature of the commercial real estate business, (iv) changes in interest rates, (v) changes in the market for various types of real estate based securities, (vi) changes in availability of capital or the terms in which it is available, (vii) changes in availability of qualified personnel and (viii) changes in government regulations, including, without limitation, environmental regulations. See the Company’s Form 10-K for the year ended November 30, 2003, for a further discussion of risks and uncertainties applicable to the Company’s business.

Previous press releases may be obtained by calling (305) 695-5401. A conference call to discuss the Company’s second quarter results will be held at 11:00 AM Eastern Time on June 23, 2004. This call will be broadcast live over the Internet at http://www.firstcallevents.com/service/ajwz407321223gf12.html. A replay of the conference call will be available later that day by calling (888) 203-1112 and entering the confirmation number 652409. The replay may also be accessed over the Internet by visiting the Company’s website at http://www.lnrproperty.com/.

(1)	See “Supplemental Disclosures” table.

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings

(In thousands, except per share amounts)

	Three Months Ended May 31,		Six Months Ended May 31,
	2004	2003	2004	2003
Revenues
Rental income	$32,980	24,944	59,026	49,718
Management and servicing fees	13,435	9,076	22,932	18,556

Total revenues	46,415	34,020	81,958	68,274

Other operating income
Equity in earnings of unconsolidated entities	43,738	4,947	46,555	25,810
Interest income	43,683	41,012	83,253	85,443
Gains on sales of:
Real estate	3,623	1,757	4,572	9,302
Investment securities	541	—	17,877	—
Mortgage loans	153	—	153	—
Other	(606)	359	(800)	1,694

Total other operating income	91,132	48,075	151,610	122,249

Costs and expenses
Cost of rental operations	20,481	14,528	36,417	28,247
General and administrative	24,430	21,719	47,750	43,226
Depreciation	6,378	5,085	11,907	10,134
Minority interests	12	(29)	(73)	208
Interest	27,715	25,513	53,794	47,537
Loss on early extinguishment of debt	—	—	3,440	—

Total costs and expenses	79,016	66,816	153,235	129,352

Earnings from continuing operations before income taxes	58,531	15,279	80,333	61,171

Income taxes	20,249	3,575	27,204	19,992

Earnings from continuing operations	38,282	11,704	53,129	41,179

Discontinued operations:
Earnings from operating properties sold or held for sale, net of tax	538	962	817	1,940
Gains on sales of operating properties, net of tax	8,693	12,151	22,080	16,491

Earnings from discontinued operations	9,231	13,113	22,897	18,431

Net earnings	$47,513	24,817	76,026	59,610

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings - Continued

(In thousands, except per share amounts)

	Three Months Ended May 31,		Six Months Ended May 31,
	2004	2003	2004	2003
Weighted average shares outstanding:
Basic	28,732	28,403	28,625	30,181
Diluted	30,356	29,705	30,332	31,302

Net earnings per share from continuing operations (1):
Basic	$1.33	0.41	1.86	1.36
Diluted	$1.26	0.39	1.75	1.32

Net earnings per share from discontinued operations(1):
Basic	$0.32	0.46	0.80	0.62
Diluted	$0.31	0.45	0.76	0.58

Net earnings per share (1):
Basic	$1.65	0.87	2.66	1.98
Diluted	$1.57	0.84	2.51	1.90

(1)	Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year-to-date period.

LNR Property Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands, except per share amounts)

	May 31, 2004	November 30, 2003
ASSETS
Cash and cash equivalents	$35,469	29,667
Restricted cash	38,181	23,732
Investment securities	952,026	900,334
Mortgage loans, net	568,089	462,545
Operating properties and equipment, net	796,149	572,186
Land held for investment	89,472	58,578
Investments in unconsolidated entities	498,245	426,576
Assets held for sale(1)	—	69,494
Other assets	132,768	89,902

Total assets	$3,110,399	2,633,014

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and other liabilities	$223,374	190,876
Liabilities related to assets held for sale(1)	—	22,625
Mortgage notes and other debts payable	1,761,045	1,367,590

Total liabilities	1,984,419	1,581,091

Minority interests	10,653	1,056

Stockholders’ equity	1,115,327	1,050,867

Total liabilities and stockholders’ equity	$3,110,399	2,633,014

Shares outstanding	29,794	29,716

Stockholders’ equity per share	$37.43	35.36

(1)	See “Supplemental Disclosures” table for details of assets held for sale and liabilities related to assets held for sale.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

DISCONTINUED OPERATIONS

Assets held for sale include the following:

(In thousands)	May 31, 2004	November 30, 2003
Operating properties and equipment, net	$—	68,756
Other assets	—	738

Total	$—	69,494

Liabilities related to assets held for sale include the following:

(In thousands)	May 31, 2004	November 30, 2003
Accounts payable and other liabilities	$—	7,429
Mortgage notes and other debt payable	—	15,196

Total	$—	22,625

RECURRING INCOME(1)

	Three Months Ended May 31,		Six Months Ended May 31,
(In thousands)	2004	2003	2004	2003
Consolidated components:
Rental income	$32,980	24,944	59,026	49,718
Cost of rental operations	(20,481)	(14,528)	(36,417)	(28,247)
Interest income	43,683	41,012	83,253	85,443
Management and servicing fees	13,435	9,076	22,932	18,556
Pro rata share of earnings of unconsolidated entities	8,620	8,265	21,648	18,713

Recurring income from continuing operations	78,237	68,769	150,442	144,183

Recurring income from discontinued operations	1,715	4,156	2,972	8,762

Total recurring income(1)	$79,952	72,925	153,414	152,945

(1)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated entities. The Company considers recurring income an important supplemental measure for making decisions and believes it provides relevant information about the Company’s operations and along with net income, is useful in understanding its operating results. Recurring income is not a financial measure calculated in accordance with generally accepted accounting principles and may not be comparable to similarly titled measures employed by other companies.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EBITDA(1)

	Three Months Ended May 31,		Six Months Ended May 31,
(In thousands)	2004	2003	2004	2003
Continuing operations:
Earnings	$38,282	11,704	53,129	41,179
Add back:
Income tax expense	20,249	3,575	27,204	19,992
Interest expense	27,715	25,513	53,794	47,537
Depreciation expense	6,378	5,085	11,907	10,134
Amortization expense	3,074	2,088	6,094	3,337
Loss on early extinguishment of debt	—	—	3,440	—

EBITDA from continuing operations	95,698	47,965	155,568	122,179

Discontinued operations
Earnings	9,231	13,113	22,897	18,431
Add back:
Income tax expense	5,902	7,983	14,640	10,716
Interest expense	636	1,912	1,222	4,232
Depreciation expense	196	1,066	409	2,418
Amortization expense	—	185	—	401

EBITDA from discontinued operations	15,965	24,259	39,168	36,198

EBITDA	$111,663	72,224	194,736	158,377

(1)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt. The Company uses EBITDA as a supplemental measure for making decisions and believes it provides relevant information about its operations and its ability to service debt, to make investments and to fund other items as needed, and, along with net earnings, is useful in understanding its operating results. Also, many of the Company’s debt instruments have covenants relating to its EBITDA or similar measures. The Company believes investors may find information about its EBITDA helpful, because prices of securities of companies in real estate related businesses often are affected by their EBITDA. Because of the nature of its business, the Company believes net earnings is the measure of financial performance calculated in accordance with generally accepted accounting principles that is most comparable to EBITDA. EBITDA should not be interpreted as an alternative measure of net earnings or cash flows from operating activities, both determined in accordance with generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs. Trends or changes in items excluded from EBITDA (including income tax expense, interest expense, depreciation expense, amortization expense and loss on early extinguishment of debt) are not captured in EBITDA. These excluded items must also be considered when assessing or understanding the Company’s financial performance. Because EBITDA is not a measure determinable under generally accepted accounting principles, there are no standards for calculating EBITDA. Therefore, EBITDA as calculated by the Company may not be comparable to similarly titled measures employed by other companies.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

NET DEBT TO EQUITY

(In thousands, except ratios)	May 31, 2004
Debt	$1,761,045
Less:
Cash and cash equivalents	(35,469)
Section 1031 funds included in restricted cash	(31,409)

Net debt	$1,694,167

Equity	$1,115,327
Fair value adjustment:
Excess of fair value of assets over book value(1)	363,323
Tax effect	(128,980)

234,343

Equity (adjusted for fair value of assets)	$1,349,670

Net debt to equity	1.52:1x

Net debt to equity (adjusted for fair value of assets)	1.26:1x

(1)	Based on management’s internal analysis, which assumes no value for the Company’s CMBS servicing rights, nor any value in excess of book value for the Newhall land venture.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EFFECT OF CLASSIFYING PROPERTIES SOLD OR HELD FOR SALE AS DISCONTINUED OPERATIONS IN ACCORDANCE WITH SFAS No. 144

	Three Months Ended May 31, 2004			Three Months Ended May 31, 2003
(In thousands)	As Reported	Discontinued Operations	Combined	As Reported	Discontinued Operations	Combined
Revenues
Rental income	$32,980	1,857	34,837	24,944	6,436	31,380
Management and servicing fees	13,435	408	13,843	9,076	—	9,076

Total revenues	46,415	2,265	48,680	34,020	6,436	40,456

Other operating income
Equity in earnings of unconsolidated entities	43,738	—	43,738	4,947	—	4,947
Interest income	43,683	1	43,684	41,012	14	41,026
Gains on sales of:
Real estate	3,623	14,250	17,873	1,757	19,919	21,676
Investment securities	541	—	541	—	—	—
Mortgage loans	153	—	153	—	—	—
Other	(606)	—	(606)	359	(1)	358

Total other operating income	91,132	14,251	105,383	48,075	19,932	68,007

Costs and expenses
Cost of rental operations	20,481	551	21,032	14,528	2,294	16,822
General and administrative	24,430	—	24,430	21,719	—	21,719
Depreciation	6,378	196	6,574	5,085	1,066	6,151
Minority interests	12	—	12	(29)	—	(29)
Interest	27,715	636	28,351	25,513	1,912	27,425

Total costs and expenses	79,016	1,383	80,399	66,816	5,272	72,088

Earnings before income taxes	58,531	15,133	73,664	15,279	21,096	36,375
Income taxes	20,249	5,902	26,151	3,575	7,983	11,558

Earnings from continuing operations	38,282	9,231	47,513	11,704	13,113	24,817

Discontinued operations:
Earnings from operating properties sold or held for sale, net of tax	538	(538)	—	962	(962)	—
Gain on sales of operating properties, net of tax	8,693	(8,693)	—	12,151	(12,151)	—

Earnings from discontinued operations	9,231	(9,231)	—	13,113	(13,113)	—

Net earnings	$47,513	—	47,513	24,817	—	24,817

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EFFECT OF CLASSIFYING PROPERTIES SOLD OR HELD FOR SALE AS DISCONTINUED OPERATIONS IN ACCORDANCE WITH SFAS No. 144 - Continued

	Six Months Ended May 31, 2004			Six Months Ended May 31, 2003
(In thousands)	As Reported	Discontinued Operations	Combined	As Reported	Discontinued Operations	Combined
Revenues
Rental income	$59,026	3,273	62,299	49,718	13,413	63,131
Management and servicing fees	22,932	804	23,736	18,556	(4)	18,552

Total revenues	81,958	4,077	86,035	68,274	13,409	81,683

Other operating income
Equity in earnings of unconsolidated entities	46,555	—	46,555	25,810	—	25,810
Interest income	83,253	98	83,351	85,443	27	85,470
Gains on sales of:
Real estate	4,572	36,196	40,768	9,302	27,035	36,337
Investment securities	17,877	—	17,877	—	—	—
Mortgage loans	153	—	153	—	—	—
Other	(800)	—	(800)	1,694	(1)	1,693

Total other operating income	151,610	36,294	187,904	122,249	27,061	149,310

Costs and expenses
Cost of rental operations	36,417	1,203	37,620	28,247	4,674	32,921
General and administrative	47,750	—	47,750	43,226	—	43,226
Depreciation	11,907	409	12,316	10,134	2,418	12,552
Minority interests	(73)	—	(73)	208	(1)	207
Interest	53,794	1,222	55,016	47,537	4,232	51,769
Loss on early extinguishment of debt	3,440	—	3,440	—	—	—

Total costs and expenses	153,235	2,834	156,069	129,352	11,323	140,675

Earnings before income taxes	80,333	37,537	117,870	61,171	29,147	90,318
Income taxes	27,204	14,640	41,844	19,992	10,716	30,708

Earnings from continuing operations	53,129	22,897	76,026	41,179	18,431	59,610

Discontinued operations:
Earnings from operating properties sold or held for sale, net of tax	817	(817)	—	1,940	(1,940)	—
Gain on sales of operating properties, net of tax	22,080	(22,080)	—	16,491	(16,491)	—

Earnings from discontinued operations	22,897	(22,897)	—	18,431	(18,431)	—

Net earnings	$76,026	—	76,026	59,610	—	59,610